EXHIBIT 99
ADDITIONAL EXHIBITS

-	Revolving Convertible Promissory Note dated January 1, 2005 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated August 1, 2009 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated February 9, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated March 31, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated April 15, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated May 5, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated May 14, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated June 22, 2010 – IBEX, LLC

-	Convertible Promissory Note – Common Stock dated June 30, 2010 – St. Johns, LLC